Exhibit 99.1

Celanese Corporation Reports Full Year 2024 and Fourth Quarter Earnings

Dallas, February 18, 2025: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported full year 2024 U.S. GAAP diluted loss per share of $13.86 and adjusted earnings per share of $8.37. The Company generated net sales of $10.3 billion in 2024, a 6 percent decrease from the previous year consisting of a 4 percent decline in price and a 1 percent decline in volume, with a small currency impact. Persistently weak global demand in critical end-markets like automotive, paints, coatings, construction and industrial caused headwinds throughout the year. Celanese took actions, including reducing fixed and variable costs and delivered 2024 consolidated operating loss of $697 million, adjusted EBIT of $1.6 billion, and operating EBITDA of $2.4 billion at margins of (7), 16, and 23 percent, respectively.
The difference between U.S. GAAP diluted loss per share and adjusted earnings per share in 2024 was primarily due to Certain Items totaling $2.0 billion with the majority of the cost related to non-cash asset impairment charges.
Celanese reported fourth quarter net sales of $2.4 billion, representing a 10 percent sequential decline due to decreases of 7 percent in volume, 2 percent in price, and 1 percent in currency. The fourth quarter was negatively impacted by amplified sequential seasonality in the Acetyl Chain, as well as severe Western Hemisphere automotive and industrial destocking in Engineered Materials. The Company took actions to reduce costs, align production to available demand, and release working capital through inventory drawdown to mitigate the impact of the challenging demand environment. For the fourth quarter, Celanese reported an operating loss of $1.4 billion, adjusted EBIT of $333 million, and operating EBITDA of $517 million at margins of (59), 14, and 22 percent, respectively.
Celanese is taking actions intended to deliver stable earnings growth and generate cash to deleverage the balance sheet in the current demand environment, including the following:
•Announced the completion of all actions required to exceed the targeted $75 million in cost reductions within 2025, primarily in selling, general, and administrative (SG&A), that the Company previously announced in the third quarter earnings release. The focus of these reductions was better aligning the Company's cost structure with the demand environment, while maintaining the ability to scale as demand recovers.

•Announced the intention to cease production and execute the closure of the Company's Luxembourg Mylar Specialty Films manufacturing operations, a 50/50 joint venture owned by Celanese and Teijin. This action is in keeping with the Company's core principle of exiting higher cost facilities and focusing on productivity through debottlenecking at lower cost facilities.
Additionally, Celanese continues to evolve its project pipeline model to respond to business conditions and sharpen the focus on growth. The average value of projects won in high growth applications like electric vehicles, battery energy storage, medical, and consumer athletic wear has increased by 24 percent compared to last year, although achieving full value of many projects is delayed due to the challenging demand environment.
"The fourth quarter results developed largely as we expected, despite further demand deterioration that gave no sign of easing," said Scott Richardson, president and chief executive officer. "With little indication of near-term recovery, it is our job to drive productivity and earnings growth at Celanese even if fundamental demand remains flat or declines further. As we move forward, we are focused on three strategic priorities: intensifying cost reduction, driving growth through our AC optionality model and EM pipeline model, and increasing cash flow to deleverage the balance sheet. We continue to take actions to reduce costs and accelerate growth, and we expect to take additional actions to deliver on our priorities based on evolving business conditions."

Recent Highlights:
•Appointed Scott Richardson, formerly the Company's Chief Operating Officer, as President and Chief Executive Officer as of January 1, 2025. Mr. Richardson succeeded Lori Ryerkerk, who stepped down as Chair of the Board, President, and CEO. Mr. Richardson, who also joined the Company's Board of Directors, has over two decades of experience at Celanese in a number of other key management roles within the company, including Chief Financial Officer and leadership positions overseeing Celanese’s Engineered Materials and Acetyl Chain businesses.
•Elected Ed Galante, an independent director on Celanese’s Board since 2013, as Chair of the Board to succeed Ms. Ryerkerk. Prior to joining the Company's Board of Directors in 2012, Mr. Galante served as Senior Vice President and Member of the Management Committee of Exxon Mobil Corporation, an international oil and gas company, and Executive Vice President of ExxonMobil Chemical Company. Prior to that, he held various management positions of increasing responsibility over more than 30 years with Exxon Mobil and its predecessor companies.
•Elected Chris Kuehn to the Company's Board of Directors on January 1, 2025. Mr. Kuehn is the Executive Vice President and Chief Financial Officer of Trane Technologies plc (Trane), a global climate innovator that designs, manufactures, sells, and services solutions for heating, ventilation and air conditioning, transport refrigeration, and custom refrigeration.
•Elected Scott Sutton to the Company's Board of Directors, effective March 1, 2025. Mr. Sutton is a proven leader with nearly 35 years of experience in the chemicals industry, most recently serving as the former President, Chief Executive Officer and Chairman of Olin Corporation. Prior to that, Mr. Sutton served as President and Chief Executive Officer of Prince International Corporation and as Chief Operating Officer of Celanese from 2017 until 2019. Mr. Sutton and Mr. Richardson will co-chair the newly formed Finance and Business Review Committee of the Board.
•Appointed Todd Elliot as Senior Vice President (SVP) to lead the Engineered Materials business, effective February 3, 2025. Mr. Elliott succeeded Tom Kelly, who is serving in a transition role through March 10, 2025. Mr. Elliott returned to Celanese after previously retiring from the Company as SVP and head of the Acetyl Chain business. In addition to his role as head of the Acetyl Chain, Mr. Elliott oversaw the Acetate Tow business, the company’s European regional center, and commercial operations of the Engineered Materials business. While head of global sales for Engineered Materials, Mr. Elliott was instrumental in launching the customer project pipeline model that has been foundational for the Company’s focus on value creation.

Fourth Quarter 2024 Financial Highlights:

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,281	1,481	1,406
Acetyl Chain	1,110	1,190	1,181
Intersegment Eliminations	(21)	(23)	(18)
Total	2,370	2,648	2,569

Operating Profit (Loss)
Engineered Materials	(1,508)	102	122
Acetyl Chain	216	239	264
Other Activities	(113)	(93)	(127)
Total	(1,405)	248	259

Net Earnings (Loss)	(1,911)	120	701

Adjusted EBIT(1)
Engineered Materials	156	237	199
Acetyl Chain	253	276	300
Other Activities	(76)	(56)	(65)
Total	333	457	434

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	33	46	45
Acetyl Chain	35	34	33

Operating EBITDA(1)	517	644	608
Diluted EPS - continuing operations	$(17.45)	$1.08	$6.43
Diluted EPS - total	$(17.50)	$1.06	$6.37
Adjusted EPS(1)	$1.45	$2.44	$2.24

Net cash provided by (used in) investing activities	(128)	(100)	(168)
Net cash provided by (used in) financing activities	(189)	(376)	(240)
Net cash provided by (used in) operating activities	494	79	830
Free cash flow(1)	381	(16)	702
____________________________
(1)See "Non-US GAAP Financial Measures" below.

	Year Ended December 31,
	2024	2023
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	5,607	6,149
Acetyl Chain	4,763	4,884
Intersegment Eliminations	(90)	(93)
Total	10,280	10,940

Operating Profit (Loss)
Engineered Materials	(1,179)	1,083
Acetyl Chain	951	1,109
Other Activities	(469)	(505)
Total	(697)	1,687

Net Earnings (Loss)	(1,514)	1,964

Adjusted EBIT(1)
Engineered Materials	859	848
Acetyl Chain	1,102	1,258
Other Activities	(313)	(353)
Total	1,648	1,753

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	178	87
Acetyl Chain	138	132

Operating EBITDA(1)	2,376	2,444
Diluted EPS - continuing operations	$(13.86)	$18.00
Diluted EPS - total	$(13.93)	$17.92
Adjusted EPS(1)	$8.37	$8.92

Net cash provided by (used in) investing activities	(470)	(134)
Net cash provided by (used in) financing activities	(1,313)	(1,456)
Net cash provided by (used in) operating activities	966	1,899
Free cash flow(1)	498	1,320
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Full Year 2024 and Fourth Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered 2024 net sales of $4.8 billion, a 2 percent decrease from the prior year, driven by a 6 percent decline in price and a 4 percent increase in volume. The business faced continued Western Hemisphere demand weakness, particularly in Europe, as well as continued sluggish demand in Asia that was compounded by supply increases in China. The business delivered full year operating profit of $951 million, adjusted EBIT of $1.1 billion, and operating EBITDA of $1.3 billion at margins of 20, 23, and 28 percent, respectively. In an environment with continual challenges across the year due to weak demand in paints, coating, and construction applications, the Acetyl Chain focused on delivering stable earnings by leveraging optionality across the business's global footprint and integrated value chain. This approach supported a new record for sales volume in the redispersible powders product line. Additionally, despite the significant production losses in the second quarter of 2024 attributable to the largest unplanned supply disruption in over 15 years, the Company delivered a record in annual acetic acid production at the Clear Lake site.
The Acetyl Chain reported fourth quarter net sales of $1.1 billion, which was a 7 percent sequential decline driven by a 4 percent decrease in volume and a 2 percent decrease in price, with a small currency impact. The results reflected an already weak demand environment in the Western Hemisphere that was amplified by softer than normal year-end seasonality. The Acetyl Chain was able to partially offset these headwinds by temporarily idling production at certain units to drive cost savings and better align manufacturing to demand.
Engineered Materials
Engineered Materials reported full year 2024 net sales of $5.6 billion, representing a decrease of 9 percent compared to the previous year, consisting of a 5 percent decline in volume and a 3 percent decline in price, with a small currency impact. The business faced a demand environment that was anemic throughout the year, and significantly deteriorated in the second half due to the rapid slowdown of commercial activity in both automotive and industrial segments, particularly in the Western Hemisphere. The European automotive sector was especially affected, with industry automotive builds declining by 7 percent in the second half of 2024 when compared to the first half, while falling 3 percent for the full year when compared to 2023. The intensifying competitive dynamics, especially in standard grade applications, offset the significant year-over year improvements made to the Engineered Materials cost position enabled by lower raw material costs and extensive manufacturing fixed cost reduction. Engineered Materials reported full year 2024 operating loss of $1.2 billion, adjusted EBIT of $859 million, and operating EBITDA of $1.3 billion, with margins of (21), 15, and 23 percent, respectively. The business took actions to temper the impacts of the tepid demand environment by focusing on cost reductions, evidenced by the lower fixed cost base through manufacturing footprint reductions at such high cost locations as Uentrop, Germany and Mechelen, Belgium. Engineered Materials also continued driving growth programs through the project pipeline model, especially in high growth areas like electric vehicles, where the value of projects won increased by 30 percent compared to 2023. The advancement of the project pipeline model remains central to the Engineered Materials growth strategy and has partially offset the current demand headwinds while establishing a strong foundation for growth as end-markets recover.
Engineered Materials reported fourth quarter net sales of $1.3 billion, driven by a 10 percent sequential decline in volume and a 3 percent sequential decline in price with a small currency impact. The demand environment was impacted by sharp sequential downturns in the automotive and industrial businesses caused by severe destocking in response to the abrupt demand pullbacks experienced by Western Hemisphere OEMs and supplier tiers in the third quarter. Engineered Materials reported fourth quarter operating loss of $1.5 billion, adjusted EBIT of $156 million, and operating EBITDA of $270 million at margins of (118), 12, and 21 percent, respectively. The business focused on driving lower costs as well as curtailing production to enable a release of working capital by sequentially reducing inventory by over $200 million.
Cash Flow and Tax
Celanese reported 2024 operating cash flow of $966 million and free cash flow of $498 million, which included cash capital expenditures of $435 million. Full year operating cash flow results included $131 million working capital use of cash which was impacted by demand trends in the second half of the year and timing of footprint rationalization actions. In 2024, Celanese returned $307 million in cash to shareholders and has retired a total of $1.0 billion in bonds as part of its deleveraging plan.
The tax rate for U.S. GAAP purposes was negative 51 percent for the full year 2024 due to a book goodwill impairment charge of $1.5 billion for the Engineered Materials reporting unit that did not provide tax benefit as well as an increase to valuation allowances on local country non-US tax credits due to a decline in forecasted future earnings as considered in the goodwill impairment analysis. The effective tax rate for adjusted earnings was 9 percent for 2024 as the goodwill charge is non-deductible for tax purposes and the benefits of the noted tax credits will be realized only if they are utilized to offset income in future periods for adjusted earnings purposes.
Outlook
Celanese expects the sequential demand and pricing challenges experienced in the fourth quarter to be largely unchanged in the first quarter, with continued weakness in core end-markets like automotive, construction, paints, coatings, and industrial. Celanese expects additional headwinds in the first quarter from seasonality in both the acetate tow and the medical implants businesses, as well as a planned outage at the Bishop, Texas facility. Additionally, the Company expects a delay until the second quarter of dividend income from the acetate joint venture in China due to a recent change in Chinese law that will adjust the payments to three times a year instead of quarterly. The Company anticipates approximately $100 million headwinds from these factors and expects them to be contained to the first quarter.
"While we do not expect significant changes in the overall demand landscape in the first quarter, we continue to drive actions to mitigate these headwinds." said Scott Richardson. "Including the impact of non-recurring costs, we anticipate first quarter earnings per share to be $0.25 to $0.50. The one-time factors impacting the first quarter, along with some modest improvement in volumes, give us visibility to meaningful sequential improvement in the second quarter, and we anticipate second quarter earnings per share to be approximately $1.00 per share higher than the first quarter before benefits from any other business improvement actions we are taking."
"Over my twenty years with Celanese, we have been through periods similar to what we are experiencing now. We will again respond by delivering productivity every day, prudently allocating capital, and driving growth through our pipeline model to reestablish Celanese as a top quartile company for total shareholder return."

Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the fourth quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on February 18, 2025. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,200 employees worldwide with 2024 net sales of $10.3 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about February 18, 2025 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(In $ millions, except share and per share data)
Net sales	2,370	2,648	2,569
Cost of sales	(1,831)	(2,026)	(1,956)
Gross profit	539	622	613
Selling, general and administrative expenses	(262)	(248)	(272)
Amortization of intangible assets	(40)	(40)	(40)
Research and development expenses	(31)	(32)	(32)
Other (charges) gains, net	(1,621)	(61)	(18)
Foreign exchange gain (loss), net	12	10	11
Gain (loss) on disposition of businesses and assets, net	(2)	(3)	(3)
Operating profit (loss)	(1,405)	248	259
Equity in net earnings (loss) of affiliates	39	51	52
Non-operating pension and other postretirement employee benefit (expense) income	(27)	3	(67)
Interest expense	(164)	(169)	(178)
Refinancing expense	—	—	—
Interest income	5	5	12
Dividend income - equity investments	33	30	31
Other income (expense), net	—	15	23
Earnings (loss) from continuing operations before tax	(1,519)	183	132
Income tax (provision) benefit	(387)	(61)	575
Earnings (loss) from continuing operations	(1,906)	122	707
Earnings (loss) from operation of discontinued operations	(6)	(3)	(8)
Income tax (provision) benefit from discontinued operations	1	1	2
Earnings (loss) from discontinued operations	(5)	(2)	(6)
Net earnings (loss)	(1,911)	120	701
Net (earnings) loss attributable to noncontrolling interests	(3)	(4)	(3)
Net earnings (loss) attributable to Celanese Corporation	(1,914)	116	698
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(1,909)	118	704
Earnings (loss) from discontinued operations	(5)	(2)	(6)
Net earnings (loss)	(1,914)	116	698
Earnings (loss) per common share - basic
Continuing operations	(17.45)	1.08	6.46
Discontinued operations	(0.05)	(0.02)	(0.05)
Net earnings (loss) - basic	(17.50)	1.06	6.41
Earnings (loss) per common share - diluted
Continuing operations	(17.45)	1.08	6.43
Discontinued operations	(0.05)	(0.02)	(0.06)
Net earnings (loss) - diluted	(17.50)	1.06	6.37
Weighted average shares (in millions)
Basic	109.4	109.3	109.0
Diluted	109.4	109.5	109.5

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2024	2023
	(In $ millions, except share and per share data)
Net sales	10,280	10,940
Cost of sales	(7,924)	(8,337)
Gross profit	2,356	2,603
Selling, general and administrative expenses	(1,030)	(1,075)
Amortization of intangible assets	(159)	(164)
Research and development expenses	(130)	(146)
Other (charges) gains, net	(1,744)	(68)
Foreign exchange gain (loss), net	24	32
Gain (loss) on disposition of businesses and assets, net	(14)	505
Operating profit (loss)	(697)	1,687
Equity in net earnings (loss) of affiliates	196	102
Non-operating pension and other postretirement employee benefit (expense) income	(20)	(69)
Interest expense	(676)	(720)
Refinancing expense	—	(7)
Interest income	33	39
Dividend income - equity investments	128	126
Other income (expense), net	40	25
Earnings (loss) from continuing operations before tax	(996)	1,183
Income tax (provision) benefit	(510)	790
Earnings (loss) from continuing operations	(1,506)	1,973
Earnings (loss) from operation of discontinued operations	(10)	(12)
Income tax (provision) benefit from discontinued operations	2	3
Earnings (loss) from discontinued operations	(8)	(9)
Net earnings (loss)	(1,514)	1,964
Net (earnings) loss attributable to noncontrolling interests	(8)	(4)
Net earnings (loss) attributable to Celanese Corporation	(1,522)	1,960
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(1,514)	1,969
Earnings (loss) from discontinued operations	(8)	(9)
Net earnings (loss)	(1,522)	1,960
Earnings (loss) per common share - basic
Continuing operations	(13.86)	18.09
Discontinued operations	(0.07)	(0.08)
Net earnings (loss) - basic	(13.93)	18.01
Earnings (loss) per common share - diluted
Continuing operations	(13.86)	18.00
Discontinued operations	(0.07)	(0.08)
Net earnings (loss) - diluted	(13.93)	17.92
Weighted average shares (in millions)
Basic	109.3	108.8
Diluted	109.3	109.4

Consolidated Balance Sheets - Unaudited

	As of December 31, 2024	As of December 31, 2023

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	962	1,805
Trade receivables - third party and affiliates, net	1,121	1,243
Non-trade receivables, net	493	541
Inventories	2,284	2,357
Other assets	285	272
Total current assets	5,145	6,218
Investments in affiliates	1,217	1,220
Property, plant and equipment, net	5,273	5,584
Operating lease right-of-use assets	388	422
Deferred income taxes	1,251	1,677
Other assets	555	524
Goodwill	5,387	6,977
Intangible assets, net	3,641	3,975
Total assets	22,857	26,597
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,501	1,383
Trade payables - third party and affiliates	1,228	1,510
Other liabilities	1,120	1,154
Income taxes payable	4	25
Total current liabilities	3,853	4,072
Long-term debt, net of unamortized deferred financing costs	11,078	12,301
Deferred income taxes	933	999
Uncertain tax positions	286	300
Benefit obligations	396	457
Operating lease liabilities	294	325
Other liabilities	408	591
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,486)	(5,488)
Additional paid-in capital	409	394
Retained earnings	11,100	12,929
Accumulated other comprehensive income (loss), net	(848)	(744)
Total Celanese Corporation shareholders' equity	5,175	7,091
Noncontrolling interests	434	461
Total equity	5,609	7,552
Total liabilities and equity	22,857	26,597